            NEWS RELEASE

C&J Energy Services Announces Management Change

HOUSTON, TEXAS, March 20, 2018 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced that Mark Cashiola, C&J’s Chief Financial Officer (“CFO”), has resigned effective immediately to pursue other opportunities.

C&J has retained a leading executive placement firm to assist in recruiting a new CFO. Mike Galvan, currently C&J’s Senior Vice President and Chief Accounting Officer, will assume the additional role of CFO on an interim basis until a replacement is appointed. Mr. Galvan joined our Company in 2014 as part of the financial leadership team working with the CFO. He has approximately 25 years of accounting and financial experience and, among other duties, is currently responsible for the Company’s accounting and financial reporting processes. There are no issues involving the Company’s financial statements, internal controls or financial reporting procedures that led to Mr. Cashiola’s departure.

“On behalf of the Company’s Board and our C&J family, I thank Mark for his contributions as our Chief Financial Officer over the last nearly two years, and for his service since joining us in 2011. He has fulfilled a valuable role, stepping up into the CFO position to help guide our Company through a successful financial restructuring,” said Don Gawick, President and Chief Executive Officer and member of C&J’s Board of Directors, “We wish him the very best in his future endeavors.”

Mr. Gawick continued, “Mark played a significant role in assisting us through the period following restructuring and helping position us for growth, continued financial improvement and increased shareholder value. We look forward to updating all of our stakeholders about our plans in the coming weeks.”

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies throughout the United States. We offer a comprehensive, vertically-integrated suite of services and technology throughout the life cycle of the well, including fracturing, cased-hole wireline and pumping, cementing, coiled tubing, rig services, fluids management, and other specialty support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986